Exhibit 99.1
Coleman Cable, Inc. Announces Appointment of New Independent Director
WAUKEGAN, Ill., February 28, 2008 — Coleman Cable, Inc. (Nasdaq:CCIX) (“Coleman”) is pleased to announce that on February 27, 2008, Dennis J. Martin was elected an independent director of Coleman. Mr. Martin also will serve as a member of the Audit Committee and the Compensation Committee.
Mr. Martin has been an independent business consultant since 2005. From 2001 to 2005, he was the Chairman, President and Chief Executive Officer of General Binding Corporation (NASDAQ), a manufacturer and marketer of binding and laminating office equipment. Prior to General Binding, Mr. Martin worked for Illinois Tool Works as Vice President and Chief Executive Officer of the welding products group. Mr. Martin also serves as a member of the Board of Directors of HNI Corporation.
Coleman President and CEO Gary Yetman said “Dennis’ broad experience and strong manufacturing background will bring additional insight into Coleman’s operations. We look forward to working with Dennis and the contributions he will bring to the board.”
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States. The company is located at 1530 Shields Drive, Waukegan, IL 60085.
CCIX-G
Investor Contacts:
Philip Kranz
Dresner Corporate Services
312-780-7240
pkranz@dresnerco.com